QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

TCBY INTELLECTUAL PROPERTY
CONTRIBUTION AGREEMENT

        This TCBY Intellectual Property Contribution Agreement, dated as of March 16, 2004 (this "Agreement"), is made by and between TCBY Enterprises, Inc., a Delaware corporation ("Enterprises"), and TCBY Systems, LLC, a Delaware limited liability company ("Systems").

W I T N E S S E T H:

        WHEREAS, Systems is a wholly-owned subsidiary of Enterprises;

        WHEREAS, as part of a series of transactions related to a refinance and reorganization of Enterprises' parent, Mrs. Fields' Companies, Inc., a Delaware corporation, and its subsidiaries (the "Transactions") (i) Enterprises will contribute its intellectual property to Systems; (ii) Enterprises will exchange its ownership interest in Systems to Mrs. Fields' Original Cookies, Inc. ("MFOC"), an indirect subsidiary of parent, in exchange for common stock in MFOC; (iii) MFOC will contribute Systems, together with the intellectual property assigned hereunder, to its subsidiary, Mrs. Fields Famous Brands, LLC; and (iii) Enterprises will be converted into a Delaware limited liability company, disregarded for federal tax purposes;

        NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, each of Enterprises and Systems hereby agrees as follows:

ARTICLE I
TRANSFER OF INTELLECTUAL PROPERTY

        Section 1.1    Assignment of Enterprises Intellectual Property.    Subject to the closing of the Transactions described above, Enterprises does hereby transfer, convey, assign and deliver any and all right, title and interest of Enterprises in its intellectual property, of whatever kind or nature, that it owns as of the Contribution Date, including without limitation, all trademarks, trade names, trade secrets, confidential information, copyrights, domain names and websites, and all good will associated with any of the above. Enterprises also specifically assigns to Systems its account at the United States Patent and Trademark Office and any funds that may be contained in such account (which amounts at the Contribution Date do not exceed $5,000). The rights and interests assigned hereunder are collectively referred to herein as the "Intellectual Property".

        Section 1.2    Related Assignment Documents.    Concurrently with the execution of this Agreement, the parties have entered into that certain United States Trademark Assignment Agreement, International Trademark Assignment Agreement and Copyright Assignment Agreement (the "Specific Assignment Agreements"). To the extent that the provisions of any Specific Assignment Agreement contradicts or supplements the provisions of this Agreement, as to the Intellectual Property conveyed to Systems pursuant to any such Specific Assignment Agreement, then the provisions of such Specific Assignment Agreement shall prevail and supersede this Agreement, but only to the limited extent necessary to effectuate the intent of the parties to such Specific Assignment Agreement.

        Section 1.3    Nonassignable Enterprises Intellectual Property.    Notwithstanding anything herein to the contrary, this Agreement shall not constitute a transfer, conveyance or assignment of any Enterprises Intellectual Property if a transfer, conveyance or assignment or attempted transfer, conveyance or assignment of the same without the consent of another person would constitute a breach thereof or entitle any other party thereto to terminate, or accelerate or assert additional material rights thereunder or with respect thereto. If any such consent is not obtained or if an attempted transfer, conveyance or assignment would be ineffective or have such other effect, then (a) Enterprises shall (i) promptly seek to obtain any such consent, (ii) provide or cause to be provided to Systems, to the extent permitted by law, the benefits of any such Intellectual Property, (iii) cooperate in any lawful arrangements designed to provide such benefits to Systems, (iv) enforce, at the request of and for the account of Systems, any rights of Systems arising from such Intellectual Property, and (v) promptly pay or cause to be paid to Systems when received all moneys received by Enterprises with respect to any such Intellectual Property; and (b) in consideration for the matters described in clause (a) above, Systems shall pay, perform and discharge on behalf of Enterprises any liabilities associated with such Intellectual Property in accordance with the terms thereof. If and when such consents are obtained, the transfer of the applicable Intellectual Property will be effected in accordance with the terms of this Agreement.

ARTICLE II
ASSUMPTION OF LIABILITIES

            (a)    Assumption of Enterprises Liabilities.    In exchange for the transfer, conveyance, assignment and delivery of the Intellectual Property pursuant to Article I hereof, Systems hereby accepts the transfer, conveyance, assignment and delivery of the Intellectual Property pursuant to Article I hereof; and (b) do unconditionally receive, assume and undertake to pay, perform and discharge, in a timely manner and in accordance with the terms thereof, all of the liabilities associated with the Intellectual Property.

ARTICLE III
MISCELLANEOUS

        Section 3.1    Further Assurances.    Each party on behalf of itself and its permitted successors and assigns shall, without additional consideration, prepare, execute and deliver such further instruments and take such further actions as may be reasonably requested by the other party to make effective the intent of this Agreement and the transactions contemplated by this Agreement. In addition, Enterprises shall take such other actions as may reasonably be requested by Systems in order to place Systems in the same position as if such Intellectual Property had been transferred as contemplated hereby and so that all the benefits and burdens relating thereto, including possession, use, risk of loss, potential for gain and dominion, control and command, will inure to Systems.

        Section 3.2    Interpretation.    For the purposes of this Agreement, (a) words in the singular will be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (b) the terms "hereof," "herein," and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, (c) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless otherwise specified and (d) the word "or" shall not be exclusive.

        Section 3.3    Governing Law.    This Agreement will be governed by and construed in accordance with the laws of the State of Utah.

        Section 3.4    Descriptive Headings.    The article, section and other headings contained in this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.

        Section 3.5    Severability.    If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in full force and effect, provided that the essential terms of this Agreement for both parties remain valid, binding and enforceable and provided, further, that the economic and legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. In the event of any such determination, the parties agree to negotiate in good faith to modify this Agreement to fulfill as closely as possible the original intent and purposes hereof. To the extent permitted by law, the parties hereby waive to the same extent any provision of law that renders any provision hereof prohibited or unenforceable in any respect.

        Section 3.6    Binding Effect; Assignment.    This Agreement will be binding upon and inure solely to the benefit of the parties and their respective successors and permitted assigns. Nothing in this Agreement will create or be deemed to create any third party beneficiary rights in any person not a party to this Agreement. No assignment of this Agreement or of any rights or obligations hereunder may be made without the prior written consent of the parties hereto and any attempted assignment without the required consents will be null and void, provided, however, that Systems may assign any or all of its rights, in whole or in part, to any of its wholly-owned subsidiaries, but no such assignment will relieve any party of its obligations under this Agreement.

        Section 3.7    Counterparts.    This Agreement may be executed in any number of counterparts and may be signed by facsimile.

[Remainder of Page Intentionally Left Blank.]

        IN WITNESS WHEREOF, the parties hereby have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

TCBY ENTERPRISES, INC.			TCBY SYSTEMS, LLC
By:	/s/ MICHAEL WARD		By:	/s/ MICHAEL WARD
	Name:	Michael Ward		Name:	Michael Ward
	Title:	Senior Vice President		Title:	Senior Vice President

QuickLinks

TCBY INTELLECTUAL PROPERTY CONTRIBUTION AGREEMENT